Exhibit 99.1

Churchill Capital Corp X Announces the Pricing of Upsized $360 Million Initial Public Offering

NEW YORK, May 13, 2025 /PRNewswire/ — Churchill Capital Corp X (the “Company”) announced the pricing of its upsized initial public offering of 36,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “CCCXU” commencing today. Each unit consists of one Class A ordinary share of the Company and one-quarter of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that the Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “CCCX” and “CCCXW,” respectively. The offering is expected to close on May 15, 2025, subject to customary closing conditions.

Churchill Capital Corp X was founded by Michael Klein, who is also the founder and managing partner of M. Klein and Company, LLC. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

BTIG, LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,400,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY, 10022, by email at ProspectusDelivery@btig.com, or by accessing the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to these securities has been declared effective by the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Churchill Capital Corp X

info@churchillcapitalcorp.com

Steve Lipin / Michael Landau

Gladstone Place Partners

212-230-5930